EXHIBIT 2.1

                               PURCHASE AGREEMENT

                                     between


                     HEALTH AND RETIREMENT PROPERTIES TRUST

                                       and

                            BANQUE PARIBAS, AS AGENT




                           Dated as of April 29, 1998

                                TABLE OF CONTENTS


ARTICLE 1  PURCHASE AND SALE................................................2
           Section 1.1.  Agreement to Purchase..............................2
           Section 1.2.  Purchase Price.....................................2
           Section 1.3.  Closing Documents and Deliveries...................3
           Section 1.4.  Purchaser's Default................................4
           Section 1.5.  Seller's Default...................................5
           Section 1.6.  Escrow Agent.......................................5
           Section 1.7.  Transfer and Recordation Taxes;
                             Responsibility for Recording...................5
           Section 1.8.  Closing Expenses...................................5
           Section 1.9.  Condition Precedent to Seller's
                             Obligations....................................6
           Section 1.10.  Conditions Precedent to Purchaser's
                             Obligations.  .................................6

ARTICLE 2  REPRESENTATIONS, WARRANTIES AND COVENANTS........................6
           Section 2.1.  Representations and Warranties of
                             Each Lender. ..................................6
           Section 2.2.  Representations and Warranties of
                             Purchaser. ....................................8

ARTICLE 3  MISCELLANEOUS...................................................10
           Section 3.1.  Notices...........................................10
           Section 3.2.  Inspection by Seller..............................11
           Section 3.3.  Meaning of Certain Terms..........................11
           Section 3.4.  Purchaser's Indemnification
                                     Covenants.............................11
           Section 3.5.  Broker............................................11
           Section 3.6.  Confidentiality; Publicity........................12
           Section 3.7.  Severability of Provisions........................13
           Section 3.8.  Further Assurances................................13
           Section 3.9.  Captions; Internal References;
                                     Exhibits..............................13
           Section 3.10. Successors and Assigns............................13
           Section 3.11. Governing Law.....................................13
           Section 3.12. Waiver of Trial by Jury...........................14
           Section 3.13. Execution in Counterpart..........................14
           Section 3.14. No Recording......................................14
           Section 3.15. Miscellaneous. ...................................14
           Section 3.16. Non-liability of Trustees. .......................14
           Section 3.17. Loan Administration And Certain
                             Other Matters During Executory
                             Period........................................14

         THIS PURCHASE AGREEMENT (this "Agreement"), dated as of April 29, 1998, between BANQUE PARIBAS, a French banking corporation, acting through its New York Branch, as Agent (in such capacity, "Agent") for a group of lenders (each lender being, individually, a "Lender" and all Lenders being, collectively, the "Seller") set forth on Exhibit A, having an office at The Equitable Tower, 787 Seventh Avenue, New York, New York 10019, and HEALTH AND RETIREMENT PROPERTIES TRUST ("Purchaser"), a Maryland real estate investment trust, having an address at 400 Centre Street, Newton, MA 02158.

                              W I T N E S S E T H:

         WHEREAS, Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, that certain loan (the "Loan") evidenced by that certain Construction Loan Mortgage Note (the "Note"), dated May 25, 1998, made by Nine Penn Center Associates, L.P. ("Borrower"), as borrower, in favor of Agent in the original principal amount of Two Hundred Eighty-Five Million Dollars ($285,000,000), made pursuant to that Construction Loan Agreement among Borrower, Agent and Seller dated May 25, 1988 and amended by that certain First Amendment to Construction Loan Agreement dated as of February 27, 1990 (such agreement, as so amended, being the "Loan Agreement"), and secured, among other things, by that certain Construction Loan Mortgage, Assignment of Leases and Rents and Security Agreement (the "Mortgage") made as of May 25, 1988 by and among Borrower, the Lenders, and Agent; including without limitation, all of Seller's right, title and interest in (i) the Mortgage, covering certain real property located at Nine Penn Center, Philadelphia, Pennsylvania and the building and other improvements situated thereon (collectively, the "Mortgaged Property"), the land on which the same is situated (the "Land") being more particularly described in Exhibit B; (ii) that certain Assignment of Leases and Rents dated as of May 25, 1988 (the "Assignment of Leases"), made by Borrower in favor of Seller; (iii) that certain Guarantee of Interest, Taxes and Operating Expenses, made as of May 25, 1988, given by The Equitable Life Assurance Society of the United States ("Equitable") and Ronald Rubin ("Rubin"; Equitable and Rubin, being, collectively, the "Guarantors") in favor of Seller; (iv) that certain Guarantee of Completion and Performance made as of May 25, 1988, given by the Guarantors in favor of Seller; (v) that certain Security Agreement made as of May 25, 1988 between Borrower and Seller; and (vi) that certain Servicing Agreement (the "Servicing Agreement") made as of May 25, 1998 between Borrower and Agent (the documents described in items (i)-(vi) above, collectively, the "Loan Documents").

         NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE

         Section 1.1.  Agreement to Purchase.

                  (a) Seller agrees to sell, and Purchaser agrees to purchase, all of Seller's right, title and interest in and to, each of the Loan Documents (said right, title and interest being, hereinafter, the "Asset").

                  (b) The closing for the purchase and sale (the "Closing") shall take place at the offices of Carb, Luria, Cook & Kufeld LLP at 521 Fifth Avenue, Ninth Floor, New York, New York at 10:00 a.m. on the second business day (the "Closing Date") following the giving of the Acceptance Notice (as defined in Section 1.9), time being of the essence with respect to the obligations of Purchaser. Seller shall have the right to adjourn the Closing for up to five (5) business days by giving written notice thereof to Purchaser not less than three
(3) business days prior to the Closing Date. Seller shall also have the right to adjourn the Closing for up to two (2) business days by giving written notice thereof to Purchaser at closing; provided that, in such event, notwithstanding anything to the contrary contained herein, all interest accrued on the Deposit shall be paid to Purchaser at Closing; provided, however, that (x) in no event shall the aggregate extensions hereunder exceed five (5) business days and (y) in no event shall the Closing occur later than May 24, 1998.

                  (c) The Escrow Agent shall hold this Agreement until receipt of the Deposit, whereupon, Escrow Agent shall deliver this Agreement to Agent and Purchaser. In the event the Deposit shall not have been received by the Escrow Agent as provided below, this Agreement shall automatically terminate and be null and void and of no further effect, except that any portion of the Deposit received by Escrow Agent shall be paid to Seller.

         Section 1.2.  Purchase Price.

                  (a) The purchase price for the Asset (the "Purchase Price") shall be Two Hundred Twenty-Six Million Dollars ($226,000,000), to be paid as follows:

                      (i) A deposit in the amount of Five Million Dollars ($5,000,000) will be paid by Purchaser by the wiring of immediately available funds to an account designated by the Escrow Agent (as defined in Section 1.6) on April 29, 1998.

                      (ii) An additional deposit (such amount and the deposit paid pursuant to clause (i) above, the "Deposit") in the amount of Seventeen Million Six Hundred Thousand Dollars ($17,600,000) will be paid by Purchaser by the wiring of immediately available funds to an account designated by the Escrow Agent on April 30, 1998.

                      (iii) On the Closing Date, Purchaser will pay the balance of the Purchase Price (i.e., $203,400,000) in immediately available funds to Agent in accordance with wiring instructions to be provided by Agent.

                  (b) Except for any prepayments of principal, the aggregate amount of which shall be credited against the Purchase Price, there shall be no adjustments to the Purchase Price, it being understood and agreed that all amounts (other than payments of principal) collected with respect to the Loan prior to the Closing Date shall be retained by Seller and all amounts collected with respect to the Loan on and after the Closing Date shall be paid over to and retained by Purchaser; provided, however, that (x) any interest payment received prior to maturity of the Loan shall be prorated between Purchaser and Seller and
(y) if Purchaser shall, at any time, during the period expiring two (2) years after the Closing Date, collect interest payments expressly designated as attributable to periods prior to maturity, such interest payments shall be prorated between Purchaser and Seller.

         Section 1.3.  Closing Documents and Deliveries.

                  (a) On the Closing Date, the following documents shall be executed and delivered by the parties as stated below:

                      (i) Seller shall deliver to Purchaser the original Note together with an assignment of the Note to Purchaser by allonge in the form of Exhibit C;

                      (ii) An assignment and assumption agreement (the "Assignment") in recordable form, in the form of Exhibit D, containing an assignment by Seller to Purchaser of Seller's right, title and interest under the Loan Documents (other than the Note and the Servicing Agreement) and an assumption by Purchaser of the obligations of Seller's arising and accruing under those agreements and under the Note on and after the Closing Date;

                      (iii) An assignment and assumption agreement in the form of Exhibit E containing an assignment of Agent's rights, if any, thereafter arising or accruing pursuant to the Servicing Agreement, and an assumption by Purchaser of the obligations of Agent arising and accruing under the Servicing Agreement on and after the Closing Date;

                      (iv) UCC-3 Financing Statements signed by Seller or by Agent as agent for Seller giving notice of the assignment by Seller to Purchaser with respect to each of the three (3) presently existing UCC Financing Statements on file with respect to the Loan;

                      (v) A certificate (the "Lender Certificate"), dated as of the Closing Date, from each Lender in the form of Exhibit F, and a certificate from Agent (the "Agent Certificate") from Agent in the form of Exhibit G;

                      (vi) A letter from Agent to Borrower notifying Borrower of the sale and assignment of the Loan pursuant to this Agreement, the name and address of Purchaser and the assignment of Agent's rights under the Servicing Agreement to Purchaser; and

                      (vii) Such letters, affidavits and indemnities as Purchaser's title companies may reasonably require as a condition precedent to insuring Purchaser's interest with respect to the Loan and which are customary in a transaction of this nature.

                  (b) At Closing, the following documents shall be delivered by Seller to Purchaser to the extent not previously delivered:

                      (i) If in the possession of Seller, an ink signed original of each Loan Document, and a photocopy of any Loan Document for which an original is not in Seller's possession;

                      (ii) If in the possession of Seller, an original (copy if original is not available) of the title insurance policy insuring the Loan issued by Chicago Title Insurance Company and all endorsements thereto, and all reinsurance agreements pertaining thereto, together with a non-recourse assignment of said policy;

                      (iii) If in the possession of Seller, the survey, if any, referred to in the above referenced title insurance commitment made in connection with origination of the Loan (original if available); and

                      (iv) If in the possession of Seller, copies of the UCC-1 financing statements filed in favor of Seller as secured party in connection with the Loan and any related continuation statements or subsequent UCC-1 financing statements filed in connection therewith.

         Section 1.4. Purchaser's Default. In the event of a default by Purchaser under this Agreement, the Deposit shall be paid to Seller as liquidated damages and shall constitute Seller's sole and exclusive remedy with regard to any such default, either at law or in equity. The parties acknowledge that it would be difficult to ascertain actual damages in the event of a default by Purchaser in its obligations to close hereunder and agree that they have determined that the Deposit constitutes a fair and reasonable estimate of the amount of such damages. Upon Seller's exercise of such remedy, this Agreement shall be of no further force and effect and no party hereto shall have any further rights or obligations hereunder or any claims against the other at law or in equity, without the need to execute any general releases in favor of any party.

         Section 1.5. Seller's Default. The parties hereby agree that if Seller defaults hereunder, Purchaser's sole and exclusive remedy shall be to elect within ten (10) business days thereafter, either (i) to terminate this Agreement, in which event the Deposit shall be refunded to Purchaser, or (ii) to institute an action for specific performance.

         Section 1.6. Escrow Agent. The law firm of Carb, Luria, Cook & Kufeld LLP shall act as escrow agent (the "Escrow Agent") hereunder. The Escrow Agent will hold the Deposit in an interest-bearing account pursuant to the terms and provisions of that certain escrow agreement, dated as of the date hereof, among Purchaser, Seller and Escrow Agent. In the event of any dispute regarding the Deposit, the Escrow Agent shall have the right to pay the Deposit into a federal or state court and, upon doing so, will have no further liability regarding its role as Escrow Agent. In the event the Closing shall not occur, interest and income on the Deposit, if any, shall be paid to the party entitled to receive the Deposit. If the Closing shall occur, interest on the Deposit, if any, shall be paid to Seller and shall not be credited against the Purchase Price.

         Purchaser acknowledges that the Escrow Agent is acting as counsel to Seller in connection with the transaction herein and agrees that the Escrow Agent may represent Seller, adversely to Purchaser, in connection with any disputes hereunder, including, without limitation, disputes arising in connection with the Deposit.

         Section 1.7. Transfer and Recordation Taxes; Responsibility for Recording. Purchaser shall be responsible for, and shall pay when due and payable, all transfer, filing and recording fees and taxes, and any state or county documentary taxes, if any, with respect to the filing or recording of any document or instrument contemplated hereby if Purchaser elects to record the same. Purchaser shall bear sole responsibility for recording all mortgages, assignments, instruments or other documents delivered to Purchaser at the Closing or thereafter. Purchaser shall indemnify, save and keep Seller, and its successor and assigns, harmless against and from any and all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including without limitation, reasonable attorneys fees and disbursements, sustained or incurred by Seller or its successors and assigns, as a result of or arising out of Purchaser's failure to pay such fees or taxes.

         Section 1.8. Closing Expenses. Purchaser and Seller shall each be responsible for the payment of its own closing expenses and its expenses in negotiating and carrying out its obligations under this Agreement, including, without limitation, the costs of its counsel, and in the case of Purchaser, all of the costs of title insurance, if required by Purchaser, and all of the other expenses of Purchaser set forth in Section 1.7, or otherwise.

         Section 1.9. Condition Precedent to Seller's Obligations. This Agreement and the obligations of Seller hereunder are conditioned in their entirety upon approval of this Agreement by each of the Lenders on or before May 14, 1998. Agent shall give written notice to Purchaser of the approval of this Agreement by the Lenders (the "Acceptance Notice") or its failure to obtain the same prior to expiration of such period. If Agent shall fail to give such notice within such period, this Agreement shall be deemed disapproved. If Agent shall fail to give the Acceptance Notice or any notice of disapproval within such period, the Deposit shall be returned to Purchaser, whereupon, this Agreement shall be of no further force or effect and neither Seller nor Purchaser shall have any further rights or obligations within respect to the other hereunder or any claims against the other at law or in equity without the need to execute general releases or any other writing in favor of such other party.

         Section 1.10. Conditions Precedent to Purchaser's Obligations. The obligations of Purchaser hereunder are also conditioned upon (i) the assignment of the Asset by Seller to Purchaser as of the Closing Date free and clear of any liens with respect to Seller's interest in and to the Asset and (ii) the representations and warranties of Seller contained in each Lender's Certificate and Agent's Certificate being true and correct in all material respects as of the Closing Date. If either condition is not satisfied as of the Closing Date, unless the same shall be waived in writing by Purchaser on or before the Closing Date, the Deposit shall be returned to Purchaser. Upon such delivery of the Deposit to Purchaser, this Agreement shall be of no further force or effect and neither Seller nor Purchaser shall have any further rights or obligations with respect to the other hereunder or any claims against the other at law or in equity, without the need to execute general releases or any other writing in favor of such other party. If Purchaser shall waive any such condition to Closing, there shall be no abatement in the Purchase Price and Seller shall have no liability whatsoever to Purchaser with respect thereto either at or subsequent to Closing.

                                    ARTICLE 2

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 2.1. Representations and Warranties of Each Lender. As of the Closing, and subject to the approval of this Agreement by the Lenders as provided in Section 1.9, each Lender severally shall make the following representations and warranties to Purchaser, as of the Closing Date:

                  (a) Such Lender has full and corporate power, authority and legal right to sell, assign and transfer its interest in the Asset to Purchaser and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement, the Assignment and any certificates delivered by such Lender pursuant to this Agreement.

                  (b) Such Lender has duly and validly authorized, executed and delivered each of the following documents to which it is a signatory: the Assignment and the Lender's Certificate.

                  (c) Such Lender has the full right, power and authority to transfer its interest in the Loan, free of any liens or encumbrances thereon, and without the need for any consent to such transfer, except such consents as it has heretofore received and such Lender's interest in the Loan is accurately set forth in Exhibit A.

                  (d) Such Lender knows of no amendment or modification to any of the Loan Documents, or of any other agreement which may have a material effect upon the rights and obligations of the parties pursuant to the Loan Documents.

                  (e) As of the Closing Date, the outstanding principal amount due with respect to such Lender's interest in the Loan is amount set forth for such Lender on Exhibit A.

         Agent further represents and warrants as follows:

                  (a) That, as of the Closing Date, there are no escrow accounts held by Seller pursuant to the terms of the Loan Documents.

                  (b) As of the date of this Agreement and for the two year period preceding the date hereof, Agent has received no written notice of default by Agent or the Lenders under the Loan Documents.

                  (c)  Agent  has  duly and  validly  authorized,  executed  and
delivered  the  Allonge,   the  Agent's  Certificate  and  the  UCC-3  Financing
Statements.

         Except as set forth in this Section 2.1 and Section 3.5, Seller makes no other representations, warranties or covenants to Purchaser with respect to the Asset.

         It is expressly agreed that neither Agent nor any Lender shall be responsible for the accuracy of any representations or warranties or the performance of any covenants of any other Lender under any provisions of this Agreement or under any documents delivered at Closing pursuant to this Agreement, each Lender being solely and severally liable to Purchase for its own warranties, representations and covenants. It is agreed that Agent may, but shall not be obligated to make any such warranties or representation on behalf of any Lender(s), or to perform any such covenants on behalf of any Lender(s), provided that Agent shall expressly acknowledge that it is taking such action on behalf of such Lender(s). Purchaser agrees that, in any such event, Agent shall have no liability to Purchaser with respect thereto, except if Agent's representation that it was so authorized to take such action shall be untrue, Purchaser having recourse against the representing Lender as to the substance of the applicable certificate. All representations and warranties made by the Lenders and Agent pursuant to any certificates shall survive only for the period set forth in the applicable certificates, and thereafter shall be null and void and of no further force and effect.

         Section 2.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller, each of which is true and correct as of the date hereof and as of the Closing Date, as follows:

                  (a) Purchaser is duly organized, validly existing and in good standing under the laws of the State of Maryland.

                  (b) Purchaser has the full power and authority to purchase the Asset and to execute, deliver and perform, and to enter into and consummate all the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement.

                  (c) Purchaser expressly acknowledges that, except as otherwise specifically set forth in this Agreement, neither Seller, nor any officer, director, employee, agent, representative, accountant, advisor, attorney, consultant or contractor of any of them has made any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, with respect to the Mortgaged Property or the Asset or the existence of any litigation with respect thereto, the zoning and other laws, regulations and rules applicable thereto or the compliance by the Mortgaged Property therewith, the revenues and expenses generated by or associated with the Mortgaged Property, or any due diligence materials, or any statements or information contained in connection with the Asset or related thereto. Purchaser further acknowledges that all materials relating to the Mortgaged Property and the Asset which have been provided by Seller have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness and Purchaser shall not have any recourse against Seller, or its counsel, advisors, agents, officers, directors or employees or the preparers of any information in the event of any errors therein or omissions therefrom. Purchaser is acquiring the Asset based solely on its own independent investigation and inspection of the Mortgaged Property and the Asset (and such other due diligence that Purchaser and Purchaser's counsel have deemed necessary) and not in reliance on any information (whether written, oral or otherwise)provided by Seller, or any of its officers, directors, employees, agents, representatives, accountants, advisors, attorneys, consultants or contractors, except for the matters set forth in each Lender's Certificate and Agent's Certificate.

                  (d) Purchaser acknowledges that Seller does not own the Property and, accordingly, is making no representations or warranties with respect to the Mortgaged Property. Purchaser acknowledges and agrees that, except for the matters set forth in each Lender's Certificate and Agent's Certificate, Purchaser is purchasing the Asset "AS IS" and "WITH ALL FAULTS," based upon the status of the Asset as of the Closing Date. In amplification, and not in limitation of the foregoing, Seller does not and will not make any oral or written representations, warranties, promises or

                  (e)  guarantees   whatsoever,   whether  express  or  implied,
concerning or with regard to, and expressly disclaims any liability or obligation with respect to, concerning or relating to, any of the following:

                    (i) the collectability of the Loan;

                    (ii) the value or condition of the Mortgaged Property;

                    (iii) title or ownership to or of the Mortgaged  Property or any portion or part thereof or any materials, fixtures or furnishings located therein or thereon;

                    (iv)   Borrower's    compliance   with   any   environmental
               protection, pollution or land use laws;

                    (v) the zoning and any other restrictions  applicable to the
               Mortgaged Property;

                    (vi) ownership of or obligations in respect of any air rights, zoning bonuses, floor area ratio bonuses or entitlements or other similar rights or benefits attributable to, burdening or otherwise pertaining to the Mortgaged Property;

                    (vii) claims by Borrower or any Guarantor against Seller under the Loan Documents or otherwise or claims by third parties against Borrower or any Guarantor or the credit worthiness or ability of Borrower to fulfill its respective obligations or pay its respective debts as they mature;

                    (viii) pending, existing or projected approvals, commitments or guarantees concerning or relating to, or rights of or from or claims against or relating to, any governmental or quasi-governmental entity regarding, assurances of assistance, compliance with programs or benefits, real estate taxes, tax reductions or benefits;

                    (ix)  the  existence,   validity,   enforceability,   terms,
               conditions or any other aspect of the leases affecting the Property; or

                    (x) any other matter, fact or circumstance whatsoever.

                  (f) Purchaser expressly acknowledges that it is a sophisticated investor and has been represented by and relied upon counsel in connection with this Agreement and the transactions contemplated herein. Purchaser is acquiring the Asset for its own account and not as an agent or nominee on behalf of others.

                  (g) Purchaser acknowledges that (x) the Note and other Loan Documents are being assigned to Purchaser without recourse to Seller for amounts payable thereunder and (y) each Lender's and Agent's liability hereunder and in connection with the transaction contemplated hereby shall be limited to matters arising in connection with breach of representation.

                  (h) On the Closing Date, Purchaser covenants and agrees to and does hereby release Seller's attorneys and the Broker from all claims, actions, suits or proceedings relating to this Agreement and in connection with the transaction contemplated hereby other than those arising from the gross negligence or willful misconduct of the released party.

                  (i) Purchaser acknowledges that it is aware that Section 5.15 of the Mortgage contains, among other things, a provision to the effect that the mortgagee will not become a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as now or hereafter amended) to any pension or profit sharing plan which at any time has assets allocated to the Prime Property Fund of Equitable and prohibiting the sale conveyance or transfer of the Mortgage to a person or entity which would be such a "party in interest."

         Purchaser represents and warrants to Seller and Agent that the sale of the Assets to Purchaser pursuant to this Agreement will not result in a violation of the provisions of said Section 5.15 of the Mortgage.

                                    ARTICLE 3

                                  MISCELLANEOUS

         Section 3.1. Notices. All demands, notices and communications hereunder shall be in writing and given by personal delivery, recognized overnight courier or transmitted by telecopy, if to Seller, addressed to Banque Paribas, New York Branch, The Equitable Tower, 787 Seventh Avenue, New York, New York 10019,
Attention: William A. Wexler, Director, Fax number (212) 841-3565, Telephone number (212) 841-3306, with a copy sent by like manner to Carb, Luria, Cook & Kufeld LLP, 521 Fifth Avenue, New York, New York 10175, Attention: Kenneth Richter, Esq., Fax number (212) 682-2682, Telephone number (212) 503-0662, or to such other address as Seller may designate in writing to Purchaser; and if to Purchaser, addressed to Health and Retirement Properties Trust, 400 Centre Street, Newton, MA 02158, Attention: Mr. David J. Hegarty, Fax number (617) 332-2261, Telephone number (617) 332-3390, with a copy sent by like manner to Sullivan & Worcester LLP, One Post Office Square, Boston, MA 02109, Attention:
Jennifer B. Clark, Esq., Fax number (617) 338-2880, Telephone number (617) 338-2406, or to such other address as Purchaser may designate in writing to Seller. A copy of any notices given by telecopy shall also be sent by recognized overnight courier. Notices shall be deemed given upon receipt or refusal thereof.

         Section 3.2. Inspection by Seller. Seller shall be entitled to retain copies of the Loan Documents for its file. After the transfer of documents or files to Purchaser pursuant to the terms of this Agreement, Purchaser agrees that Seller, at Seller's expense, shall have the continuing right to use, inspect, and make extracts from or copies of any such documents or records, upon reasonable notice to Purchaser at the place where such documents are maintained by Purchaser. Purchaser further agrees to allow Seller, at Seller's expense, to review original documents for any lawful purpose and upon reasonable terms and conditions and upon reasonable notice to Purchaser. The provisions of this
Section 3.2 shall survive the Closing.

         Section 3.3. Meaning of Certain Terms. (a) The use of the terms "herein," "hereunder," and "hereof" and terms of like import shall refer to this Agreement in its entirety and not to any particular Article, Section or other subdivision of this Agreement unless indicated to the contrary.

                  (b) The term "business day" shall mean any day on which the New York Stock Exchange is open for business.

         Section 3.4. Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep Seller and Agent, and its successors and assigns, harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) sustained or incurred by Seller or Agent or its successors and assigns, as a result of or arising out of or by virtue of:

                      (a) The inaccuracy of any representation or warranty made by Purchaser to Seller herein;

                      (b) The breach by Purchaser of any of the covenants of this Agreement to be performed by it; and

                      (c) The breach by Purchaser of any of the obligations under the Loan Documents assumed by Purchaser.

The provisions of this Section shall survive the Closing or any other termination of this Agreement.

         Section 3.5. Broker. Purchaser, Agent and each Lender severally hereby warrants and represents to the others that it has not dealt with any broker in connection with this transaction except LaSalle Partners Corporate and Financial Services, Inc. (the "Broker"). Seller is responsible for any fee due to Broker with respect to the transactions contemplated in this Agreement pursuant to a separate written agreement. Further, each of Purchaser, Agent and each Lender, severally (each of the foregoing, in such capacity, the "Indemnifying Party"), agrees to indemnify and hold harmless the others from any loss, cost or expense which any such non-indemnifying party or parties may incur as a result of any inaccuracy in the Indemnifying Party's warranties and representations as set forth in the prior sentence. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section 3.5 shall survive the Closing or any other termination of this Agreement or voidance of this Agreement.

         Section 3.6.  Confidentiality; Publicity.

                  (a) As  used  in this  Agreement,  "Confidential  Information"
shall mean any of the terms and conditions of this Agreement and the transactions contemplated thereby. During the term of this Agreement, and for a period ending at the first to occur of (i) Closing, or (ii) one year after the end of the term of this Agreement by any other means, Purchaser shall treat any Confidential Information disclosed by or otherwise obtained from Seller or Seller's affiliates under this Agreement or in connection therewith as confidential and proprietary and Purchaser shall not disclose such Confidential Information to any third party (other than its consultants and counsel who shall be instructed to preserve such confidentiality). Purchaser shall use the same care to keep Confidential Information confidential as Purchaser uses to preserve the confidentiality of its own confidential information having a high degree of competitive significance and shall take appropriate measures to ensure that its employees are bound to the same degree that Purchaser is under this Agreement. This obligation of confidentiality does not apply to any Confidential Information which: (i) is already known to Purchaser, (ii) is or becomes publicly known, (iii) is lawfully obtained by Purchaser from a third party on a non-confidential basis, (iv) if and to the extent that a judicial or governmental authority having jurisdiction over Purchaser orders or requires disclosure, or (v), if and to the extent, is disclosed in documents which are recorded and evidence the transfer and assignment of the Loan or are submitted to a judicial or governmental authority having jurisdiction over Purchaser in compliance with any applicable laws, rules or regulations pertaining to Purchaser. The provisions of this Section shall survive the Closing or any other termination of this Agreement.

                  (b) The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, make any public pronouncements or issue any press release regarding this Agreement or the transactions contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Purchaser acknowledges that no press release or other publicity shall refer by name to Agent or any of the Lenders without the express written consent of Agent or such Lender, as the case may be. Seller acknowledges that Purchaser's shares are publicly traded on the New York Stock Exchange.

         Section 3.7. Severability of Provisions. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to the Asset shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

         Section 3.8. Further Assurances. Seller agrees, at no expense to Seller, to execute and deliver such instruments and take such actions as Purchaser may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement, provided that the same are consistent with the non-recourse, "as is" nature of the transaction and, except as set forth in each Lender's Certificate and the Agent's Certificate, the absence of representations or warranties on behalf of Seller and Agent.

         Section 3.9. Captions; Internal References; Exhibits. The Article, Section and Exhibit headings herein are for convenience only and shall not limit or otherwise affect the construction hereof. References to Articles, Sections, Subsections, Exhibits or other subdivisions contained herein are to the respective Articles, Sections, Subsections, Exhibits or other subdivisions of the Agreement unless stated to the contrary. All Exhibits annexed hereto are made a part hereof.

         Section 3.10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as expressly permitted by the terms hereof, this Agreement cannot be assigned, pledged or hypothecated by any Purchaser without the written consent of the Agent; provided, however, that Purchaser may assign its rights under this Agreement to any affiliate of Purchaser, provided that (i) no such assignment shall relieve Purchaser of its obligations hereunder or under the instruments contemplated to be executed by Purchaser pursuant to this Agreement including, without limitation, the Assignment, (ii) as a condition to such assignment, the assignee shall assume all of the obligations of Purchaser hereunder, by a writing reasonably acceptable to Agent, and (iii) no such assignment shall be effective, and the assignee shall have no rights hereunder, unless and until a copy of said written agreement, duly executed by Purchaser and the assignee, shall have been delivered to Agent.

         Section 3.11. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK,

WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. The parties acknowledge that this Agreement was prepared and negotiated in New York, that the Agent is located in New York, that the closing is to occur in New York and that there is a substantial nexus with respect to this Agreement to the State of New York.

         Section 3.12. Waiver of Trial by Jury. PURCHASER AND SELLER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

         Section 3.13. Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 3.14. No Recording. Neither this Agreement nor any memorandum hereof shall be recorded by Purchaser. Any violation by Purchaser of this section shall be deemed a material breach by Purchaser of its obligations under this Agreement.

         Section 3.15. Miscellaneous. This Agreement supersedes all prior Agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         Section 3.16. Non-liability of Trustees. The Declaration of Trust of Purchaser, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that the name "Health and Retirement Properties Trust" refers to the trustees under such Declaration of Trust collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Purchaser shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Purchaser. All persons dealing with Purchaser, in any way shall look only to the assets of Purchaser for the payment of any sum or the performance of any obligation.

         Section 3.17. Loan Administration And Certain Other Matters During Executory Period.

                  (a) In the event that, after the date hereof, Seller takes any of the following actions:

                      (i) Agrees to any modification or amendment of the Loan Documents without Purchaser's prior written consent;

                    (ii) Exercises any right or remedy of Seller under the Loan Documents the effect of which is to accelerate payments due without the prior written consent of Purchaser; or

                    (iii) Alienates, assigns, pledges or otherwise transfers any interest in the Loan Documents to any person or entity other than Purchaser;

               then, in such event, Seller shall give Purchaser notice thereof and Purchaser shall have the right to terminate this Agreement by notice given within three (3) business days after receipt of Seller's notice.

                  (b) From and after the date hereof, Agent covenants and agrees with Purchaser that copies of all notices or communications sent to the Borrower or Guarantors by Seller or received by Seller with to the Loan Documents shall promptly be sent to Purchaser.

                  (c) Whether or not (i) Borrower or any Guarantor seeks relief, or an involuntary proceeding is filled against any such party, under any applicable Federal or state bankruptcy, insolvency, reorganization or similar law, (ii) Borrower or any Guarantor institutes any litigation with respect to the Loan, or otherwise, against Purchaser or Seller, or (iii) any casualty or condemnation event occurs with respect to the Mortgaged Property, Purchaser shall continue to be obligated to perform all of its obligations in accordance with the terms of this Agreement.

                  (d) During the term of this Agreement, Agent and its affiliates and representatives, including, without limitation, the Broker, shall not solicit or accept proposals with respect to the sale or discounted pay-off of the Loan from any party other than Purchaser. If this Agreement shall be terminated pursuant to Section 1.9 and, during the sixty (60) day period after the date of this Agreement, Agent shall transfer the Loan to any person or entity or accept a discounted payoff for an amount in excess of the Purchase Price, Agent shall pay such excess to Purchaser upon receipt thereof. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

                  (e) Agent shall cooperate with the reasonable requests of Purchaser, at Purchaser's expense, in connection with the defense by Purchaser of any claims made by the Borrower or the Guarantors relating to actions by Seller with respect to the Loan prior to the Closing Date. The provisions of this paragraph (e) shall survive the Closing.

         IN WITNESS WHEREOF, the parties hereto have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                            SELLER:

                                            BANQUE PARIBAS, AS AGENT
                                            NEW YORK BRANCH


                                            By:/s/_____________________________
                                               Name:
                                               Title:

                                            PURCHASER:

                                            HEALTH AND RETIREMENT
                                            PROPERTIES TRUST


                                            By:/s/_____________________________
                                               Name:
                                               Title:

         The following schedules and exhibits have been omitted and will be provided to the Securities and Exchange Commission upon request:


EXHIBIT A

LIST OF LENDERS



EXHIBIT B

DESCRIPTION OF THE LAND


EXHIBIT C

FORM OF ALLONGE


EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION
OF MORTGAGE AND ASSIGNMENT OF RENTS
AND CERTAIN OTHER LOAN DOCUMENTS


EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION
FOR SERVICING AGREEMENT



EXHIBIT F

FORM OF LENDER'S CERTIFICATE



EXHIBIT G

FORM OF AGENT'S CERTIFICATE